Exhibit 99.1

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2016

2016 First Quarter Highlights and Comparison with 2015 Fourth Quarter

  Net income of $23.3 million, or $0.11 per diluted share, compared to $15.0 million, or $0.07 per diluted share, for the fourth quarter of 2015.
  Adjusted net income of $25.8 million, excluding unusual and/or non-recurrent items which are identified below, compared to adjusted net income of $15.1 million for the fourth quarter of 2015.
  Adjusted pre-tax, pre-provision income of $52.6 million, compared to $50.6 million for the fourth quarter of 2015.
  Net interest income decreased by $0.6 million to $124.6 million, primarily driven by the impact of lower consumer loan average balances, partially offset by the benefit of the increase in short-term interest rates on commercial loans and cash balances deposited with the Federal Reserve Bank.
  Provision for loan and lease losses decreased by $12.6 million to $21.1 million, compared to $33.6 million for the fourth quarter of 2015, driven primarily by the net impact in the prior quarter of the $19.2 million charge related to qualitative factor adjustments to the reserves for the exposure to commercial loans granted to or guaranteed by the Puerto Rico Government and the $8.1 million reserve release for construction loans.
  Non-interest income of $18.5 million ($20.9 million excluding unusual and/or non-recurring items) compared to $23.2 million ($19.2 million excluding unusual and/or non-recurring items) for the fourth quarter of 2015. The increase in adjusted non-interest income was primarily driven by seasonal contingent commissions received by FirstBank Insurance Agency.
  Non-interest expenses of $93.0 million compared to $96.0 million ($93.8 million excluding unusual and/or non-recurring items) for the fourth quarter of 2015.
  Credit quality variances:
    Non-performing assets increased in the quarter by $127.3 million, to $737.2 million as of March 31, 2016, primarily attributable to the $128.6 million exposure to commercial loans guaranteed by the Puerto Rico Tourism Development Fund (“TDF”) which were placed on non-accrual status in the first quarter. Excluding the $128.6 million exposure to loans guaranteed by the TDF, non-performing assets decreased by $1.2 million compared to the prior quarter.
    Non-performing loan inflows amounted to $177.3 million. Excluding the $128.6 million exposure to loans guaranteed by the TDF, non-performing loan inflows increased by $6.8 million to $48.8 million compared to inflows of $42.0 million in the fourth quarter of 2015.
    Net charge-off rate of 1.03% compared to 0.95% for the fourth quarter of 2015. Net charge-offs have remained stable over the past three quarters.

  Total deposits, excluding brokered certificates of deposit (“CDs”) and government deposits, increased in the quarter by $137.1 million to $6.8 billion as of March 31, 2016, primarily reflecting increases in demand deposits and savings in both Puerto Rico and the Virgin Islands regions.

  Brokered CDs decreased in the quarter by $91.2 million to $2.0 billion as of March 31, 2016.
  Government deposits increased in the quarter by $50.7 million to $628.0 million as of March 31, 2016 reflecting higher balances in both Puerto Rico and the Virgin Islands regions.
  Total loans decreased in the quarter by $140.5 million to $9.2 billion as of March 31, 2016, primarily reflecting lower commercial and consumer loan balances, including the repayment of two large loans totaling approximately $94.3 million.
  Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), of $645.4 million for the first quarter of 2016, compared to $786.3 million for the fourth quarter of 2015. The decrease reflects reduced activity in all major loan categories, primarily in Puerto Rico.
  As of March 31, 2016, the Corporation had $340.5 million of direct exposure to loans and obligations of the Commonwealth of Puerto Rico central government and instrumentalities, of which $199.3 million, or 59%, represented exposure to municipalities, compared to $360.7 million as of December 31, 2015.
  Total capital, common equity Tier 1 capital, Tier 1 capital, and leverage ratios calculated under the transition provisions of Basel III rules of 20.17%, 16.60%, 16.60%, and 12.20%, respectively, as of March 31, 2016. Tangible common equity ratio of 13.13% as of March 31, 2016.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--April 25, 2016--First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $23.3 million for the first quarter of 2016, or $0.11 per diluted share, compared to $15.0 million, or $0.07 per diluted share, for the fourth quarter of 2015 and $25.6 million, or $0.12 per diluted share, for the first quarter of 2015.

On a non-GAAP basis, adjusted net income (which excludes the unusual and/or non-recurring items that are mentioned below) for the first quarter of 2016 was $25.8 million compared to $15.1 million for the fourth quarter of 2015 and $18.9 million for the first quarter of 2015.

The 2016 first quarter results included the following unusual and/or non-recurring items:

  A $6.7 million other-than-temporary impairment (“OTTI”) charge on debt securities, including a $6.3 million OTTI on Puerto Rico Government debt securities and a $0.4 million OTTI on private label mortgage-backed securities. No tax benefit was recognized for the OTTI charges.
  A $4.2 million gain on the repurchase and cancellation of $10 million in trust preferred securities, reflected in the statement of income set forth below as “Gain on early extinguishment of debt.” The gain, realized at the holding company level, has no effect on the income tax expense for the first quarter.

The 2015 fourth quarter results included the following unusual and/or non-recurring items:

  A $7.0 million ($4.3 million after-tax) gain associated with a long-term strategic marketing alliance entered during the fourth quarter as part of the sale of FirstBank Puerto Rico merchant contracts portfolio.
  A $3.0 million OTTI charge on Puerto Rico Government debt securities. No tax benefit was recognized for the OTTI.
  Costs of $2.2 million ($1.4 million after-tax) related to a voluntary early retirement program.

The 2015 first quarter results included the following unusual and/or non-recurring items:

  A $13.4 million ($8.2 million after-tax) bargain purchase gain on assets acquired and liabilities assumed from Doral Bank and $2.1 million ($1.3 million after-tax) of related acquisition and conversion costs.

The following table reconciles for the first quarter of 2016, and the fourth and first quarters of 2015, the reported net income to adjusted net income, a non-GAAP financial measure that excludes certain unusual and/or non-recurring items affecting comparability:

	Quarter Ended	Quarter Ended	Quarter Ended
	March 31, 2016	December 31, 2015	March 31, 2015

Net income, as reported	$23,344	$14,967	$25,646
Exclude significant items (net of tax):
Gain on early extinguishment of debt	(4,217)	-	-
Gain on sale of merchant contracts	-	(4,270)	-
Other-than-temporary impairment on debt securities	6,687	3,033	156
Voluntary early retirement program expenses	-	1,366	-
Bargain Purchase Gain on assets acquired and liabilities assumed from Doral Bank	-	-	(8,201)
Acquisition and conversion costs of loans and deposits assumed from Doral Bank	-	-	1,272
Adjusted net income, excluding items affecting comparability	$25,814	$15,096	$18,873

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “We are quite pleased with our results for the first quarter. We posted $23.3 million of net income or $0.11 per diluted share compared to $15.0 million in the fourth quarter. On an adjusted basis our net income was $25.8 million this quarter compared to $15.1 million in the fourth quarter. Our pre-tax pre-provision income was $52.6 million, a $2.0 million increase compared to the fourth quarter. Our tangible book value per share increased $0.19 to $7.66.

"We achieved improvement in most of our core metrics this quarter. Our core deposits, net of government and brokered, grew nicely this quarter to $6.8 billion, an increase of $137 million. Most of this growth occurred in demand and savings account in Puerto Rico and the Virgin Islands. We further reduced our reliance on brokered CDs by $91 million. Loan originations and renewals including credit card activity reached $731 million, we experienced a decline in our loan book in Puerto Rico, with lower origination volumes in certain categories, a portion of this decline is seasonal in nature. On the other hand, we continue to increase our Florida loan book, which grew $54 million, or 5% compared to the fourth quarter. We are very pleased with the opening of a new branch on Brickell Avenue in Miami that will provide access to a new and vibrant market for the Florida franchise. We also continue making progress in our initiatives to lower our operating expenses.

"Despite these accomplishments, given the uncertainty around the economic situation in Puerto Rico and the recently adopted moratorium law, we made the decision to place our hotel commercial loan relationships guaranteed by the Tourism Development Fund in nonaccrual status. Excluding this negative migration, our asset quality would have slightly improved, non-performing assets would have declined by $1.2 million. We remain cautiously optimistic that Puerto Rico and its creditors will continue to work toward a resolution. We care deeply about the outcome and will continue to be involved in the ongoing discussions. Our strong capital position and diverse business model will continue to drive results.”

This press release includes certain non-GAAP financial measures, including adjusted net income, adjusted non-interest income, adjusted non-interest expenses, adjusted pre-tax, pre-provision income, adjusted net interest income and margin, certain capital ratios, and certain other financial measures that exclude the effect of the gain on the repurchase and cancellation of $10 million of trust preferred securities, other-than-temporary impairment charges on debt securities, the gain on the sale of merchant contracts, costs associated with the voluntary early retirement program, the bargain purchase gain on the acquisition of assets and assumption of deposits from Doral Bank and acquisition and conversion costs related to the Doral Bank transaction, and should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release.

RECENT EVENTS

Other-Than-Temporary Impairment on Puerto Rico Government Obligations

During the first quarter of 2016, the Corporation recorded a $6.3 million OTTI charge on three Puerto Rico Government debt securities held by the Corporation as part of its available-for-sale securities portfolio, specifically bonds of the Government Development Bank for Puerto Rico (“GDB”) and the Puerto Rico Public Buildings Authority. This is the third OTTI charge on these securities recorded since June 30, 2015, as OTTI charges of $12.9 million and $3.0 million were booked in the second and fourth quarters of 2015, respectively. The credit-related impairment loss estimate is based on the probability of default and estimated loss severity in the event of default in consideration of the latest available information about the Puerto Rico Government’s financial condition, including the enactment of a debt moratorium law and the declaration of a state of emergency at the GDB by the Puerto Rico government. As of March 31, 2016, the Corporation owns Puerto Rico Government debt securities in the aggregate amortized cost of $43.4 million (net of the $22.2 million OTTI aggregate charges taken on these securities), recorded on its books at a fair value of $26.4 million.

Repurchase and Cancellation of Trust Preferred Securities

During the first quarter of 2016, the Corporation completed the repurchase of $10 million in trust preferred securities of the FBP Statutory Trust II that were auctioned in a public sale at which the Corporation was invited to participate. The Corporation repurchased and cancelled the repurchased trust preferred securities, resulting in a commensurate reduction in the related Floating Rate Junior Subordinated Debentures (the “subordinated debt”). The Corporation’s winning bid equated to 70% of the $10 million par value. The 30% discount, plus accrued interest, resulted in a gain of $4.2 million, which is reflected in the statement of income set forth below as a “Gain on early extinguishment of debt”. As of March 31, 2016, the Corporation still has Floating Rate Junior Subordinated Debentures outstanding in the aggregate amount of $216.2 million.

ADJUSTED PRE-TAX, PRE-PROVISION INCOME TRENDS

Adjusted pre-tax, pre-provision income is a non-GAAP financial measure that management believes is useful in analyzing the Corporation’s performance and trends. This metric is earnings adjusted to exclude tax expense, the provision for loan and lease losses, gains or losses on sales of investment securities and impairments, and fair value adjustments on derivatives. In addition, from time to time, earnings are adjusted also for items judged by management to be outside of ordinary banking activities and/or for items that, while they may be associated with ordinary banking activities, are so unusual that management believes that a complete analysis of the Corporation’s performance requires consideration also of results that exclude such amounts (for additional information about this non-GAAP financial measure, see Basis of Presentation - Adjusted Pre-Tax, Pre-Provision Income).

The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters including adjusted pre-tax, pre-provision income of $52.6 million in the first quarter of 2016, up $2.0 million from the prior quarter:

(Dollars in thousands)	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015

Income (loss) before income taxes	$29,067	$18,722	$19,234	$(43,918)	$33,678
Add: Provision for loan and lease losses	21,053	33,633	31,176	74,266	32,970
Add: Net loss on investments and impairments	6,679	3,033	231	13,097	156
Less: Unrealized loss (gain) on derivative instruments	4	5	(144)	-	-
Less: Gain on early extinguishment of debt	(4,217)	-	-	-	-
Less: Gain on sale of merchant contracts	-	(7,000)	-	-	-
Less: Bargain purchase gain on assets acquired/deposits assumed from Doral Bank	-	-	-	-	(13,443)
Add: Non-recurring expenses for acquisition of loans/assumption of deposits from Doral Bank	-	-	-	2,562	2,084
Add: Loss on a commercial mortgage loan held for sale and certain other real estate owned (OREO) properties included in a bulk sale of assets	-	-	-	802	-
Add: Voluntary early retirement program expenses	-	2,238	-	-	-
Add: Bulk sale of assets related expenses	-	-	-	918	-
Adjusted pre-tax, pre-provision income (1)	$52,586	$50,631	$50,497	$47,727	$55,445

Change from most recent prior quarter-amount	$1,955	$134	$2,770	$(7,718)	$4,758
Change from most recent prior quarter-percentage	3.9%	0.3%	5.8%	-13.9%	9.4%

(1) See "Basis of Presentation" for definition.

The increase in adjusted pre-tax, pre-provision income from the 2015 fourth quarter primarily reflected:

  A $1.7 million increase in adjusted non-interest income of $20.9 million for the first quarter of 2016, as compared to adjusted non-interest income of $19.2 million for the fourth quarter of 2015. The increase was primarily related to a $2.0 million increase in revenues from the insurance agency activities reflecting seasonal contingent commissions received by the agency based on the prior year’s production of insurance policies, partially offset by a $0.6 million decrease in fees from merchant transactions reflecting the full quarter impact of the sale of merchant contracts completed in late October 2015 and normal seasonal decline (a reduction of approximately $0.4 million in processing costs, depreciation and other expenses related to the sale of merchant contracts was reflected in non-interest expenses). See Non-Interest Income section below for additional information.

Adjusted non-interest income excludes the gain on the repurchase and cancellation of trust preferred securities recorded in the first quarter of 2016, the OTTI charges on debt securities recorded in the first quarter of 2016 and fourth quarter of 2015, and the gain on sale of merchant contracts recorded in the fourth quarter of 2015. See Basis of Presentation section below for a reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.

  A $0.8 million decrease in non-interest expenses of $93.0 million for the first quarter of 2016, as compared to adjusted non-interest expenses of $93.8 million for the fourth quarter of 2015. The decrease mainly reflected a lower FDIC insurance premium assessment, an increase in rental income on OREO properties, which is recorded as a reduction to OREO operations expenses, and the aforementioned decrease in costs related to the sale of merchant contracts. See Non-Interest Expenses section below for additional information.

Adjusted non-interest expenses exclude costs incurred in the fourth quarter of 2015 related to the voluntary early retirement program that were considered non-recurring. See Basis of Presentation section below for a reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.

NET INTEREST INCOME

Net interest income, excluding fair value adjustments on derivatives (“valuations”), and net interest income on a tax-equivalent basis are non-GAAP financial measures. See Basis of Presentation – Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis below for additional information. The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations, and net interest income on a tax-equivalent basis for the last five quarters. The table also reconciles net interest spread and net interest margin on a GAAP basis to these items excluding valuations, and on a tax-equivalent basis.

(Dollars in thousands)
	Quarter Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Net Interest Income
Interest income - GAAP	$150,831	$151,640	$149,812	$151,632	$152,485
Unrealized loss (gain) on
derivative instruments	4	5	(144)	-	-
Interest income excluding valuations	150,835	151,645	149,668	151,632	152,485
Tax-equivalent adjustment	4,850	4,913	4,351	4,623	4,005
Interest income on a tax-equivalent basis excluding valuations	$155,685	$156,558	$154,019	$156,255	$156,490

Interest expense - GAAP	26,183	26,427	24,883	25,155	26,838

Net interest income - GAAP	$124,648	$125,213	$124,929	$126,477	$125,647

Net interest income excluding valuations	$124,652	$125,218	$124,785	$126,477	$125,647

Net interest income on a tax-equivalent basis excluding valuations	$129,502	$130,131	$129,136	$131,100	$129,652

Average Balances
Loans and leases	$9,170,765	$9,254,721	$9,259,744	$9,409,417	$9,379,755
Total securities, other short-term investments and interest-bearing cash balances	2,811,737	2,947,572	2,566,637	2,741,466	2,808,330
Average interest-earning assets	$11,982,502	$12,202,293	$11,826,381	$12,150,883	$12,188,085

Average interest-bearing liabilities	$9,396,257	$9,663,626	$9,414,184	$9,768,667	$10,042,209

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.06%	4.93%	5.03%	5.01%	5.07%
Average rate on interest-bearing liabilities - GAAP	1.12%	1.08%	1.05%	1.03%	1.08%
Net interest spread - GAAP	3.94%	3.85%	3.98%	3.98%	3.99%
Net interest margin - GAAP	4.18%	4.07%	4.19%	4.18%	4.18%

Average yield on interest-earning assets excluding valuations	5.06%	4.93%	5.02%	5.01%	5.07%
Average rate on interest-bearing liabilities excluding valuations	1.12%	1.08%	1.05%	1.03%	1.08%
Net interest spread excluding valuations	3.94%	3.85%	3.97%	3.98%	3.99%
Net interest margin excluding valuations	4.18%	4.07%	4.19%	4.18%	4.18%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	5.23%	5.09%	5.17%	5.16%	5.21%
Average rate on interest-bearing liabilities excluding valuations	1.12%	1.08%	1.05%	1.03%	1.08%
Net interest spread on a tax-equivalent basis and excluding valuations	4.11%	4.01%	4.12%	4.14%	4.13%
Net interest margin on a tax-equivalent basis and excluding valuations	4.35%	4.23%	4.33%	4.33%	4.31%

Adjusted net interest income for the first quarter of 2016 amounted to $124.6 million, excluding fair value adjustments on derivative instruments of $4 thousand, a decrease of $0.6 million when compared to adjusted net interest income of $125.2 million, excluding fair value adjustments on derivative instruments of $5 thousand, for the fourth quarter of 2015. The decrease in adjusted net interest income was mainly due to:

  A $1.0 million decrease in interest income on consumer loans directly attributable to the $34.8 million reduction in the average balance, primarily auto loans.
  A $0.3 million decrease in interest income on residential mortgage loans primarily attributable to the increase in non-accrual loans.

Partially offset by:

  A $0.4 million increase in interest income on commercial loans primarily reflecting an increase of approximately $0.7 million related to the benefit of higher short-term interest rates on loan repricings and an increase of $0.7 million related to higher fees on certain large loans paid off during the current quarter. These variances were partially offset by a $0.4 million decrease in interest income related to the $35.6 million decrease in the average balance of commercial loans and a $0.5 million adverse variance related to the impact of one less day in the current quarter compared to the prior quarter.
  A $0.3 million increase in interest income on cash balances deposited with the Federal Reserve Bank due to the increase in the fed funds rate in December 2015.

The net interest margin increased by 11 basis points to 4.18% in the first quarter of 2016 compared to 4.07% in the fourth quarter. The margin expansion reflects, among other things, the aforementioned benefit of higher short-term interest rates on commercial loans and cash balances deposited with the Federal Reserve Bank that more than offset the borrowing repricings, particularly repurchase agreements and subordinated debentures associated with trust preferred securities. In addition, the net interest margin benefited from the reduction in the average cash balances deposited with the Federal Reserve in light of the expected, and previously reported withdrawal of temporary government deposits from a municipal agency in the latter part of the fourth quarter of 2015.

PROVISION FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses for the first quarter of 2016 was $21.1 million compared to $33.6 million for the fourth quarter of 2015, a decrease of $12.6 million driven by the following variances:

  An $8.2 million decrease in the provision for commercial and construction loans, reflecting the net impact in the prior quarter of $11.1 million associated with two items: (i) a $19.2 million charge related to qualitative factor adjustments that stressed the historical loss rates applied to the Corporation’s exposure to loans extended to or guaranteed by the Puerto Rico Government (excluding municipalities) and (ii) an $8.1 million reserve release for construction loans primarily due to adjustments to the general reserve given the stabilization in the asset quality of land loans. The aforementioned net decrease in the provision was partially offset, among other things, by a higher migration of loans to adverse classification categories.
  A $2.6 million decrease in the provision for residential mortgage loans driven by a lower underlying loss severity experience on these loans.
  A $1.7 million decrease in the provision for consumer loans. The decrease in the provision, which was primarily reflected in the personal loans category, was driven by lower historical loss rates.

See Credit Quality below for additional information regarding the allowance for loan and lease losses, including variances in net charge-offs.

NON-INTEREST INCOME

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(in thousands)	2016	2015	2015	2015	2015

Service charges on deposit accounts	$5,800	$5,474	$5,082	$5,219	$4,555
Mortgage banking activities	4,753	4,566	4,270	4,763	3,618
Net loss on investments and impairments	(6,679)	(3,033)	(231)	(13,097)	(156)
Gain on early extinguishment of debt	4,217	-	-	-	-
Gain on sale of merchant contracts	-	7,000	-	-	-
Bargain purchase gain	-	-	-	-	13,443
Other operating income	10,378	9,161	9,637	9,785	11,269
Non-interest income	$18,469	$23,168	$18,758	$6,670	$32,729

Non-interest income for the first quarter of 2016 amounted to $18.5 million, compared to $23.2 million for the fourth quarter of 2015. Adjusted non-interest income for the first quarter of 2016 was $20.9 million (excluding OTTI charges on debt securities of $6.7 million and the $4.2 million gain on the repurchase and cancellation of trust preferred securities) compared to adjusted non-interest income of $19.2 million for the fourth quarter of 2015 (excluding OTTI charges on debt securities of $3.0 million and the $7.0 million gain on the sale of merchant contracts). The $1.7 million increase in adjusted non-interest income was primarily due to:

  A $2.0 million increase in insurance commissions’ income, included as part of “Other operating income” in the table above, reflecting seasonal contingent commissions received by the insurance agency based on the prior year’s production of insurance policies.
  A $0.3 million increase in income from service charges on deposits, primarily reflecting the full quarter impact of new service and transactional fees on certain products implemented in November 2015.
  A $0.2 million increase in revenues from the mortgage banking business driven by a $0.9 million increase in gains on sale of residential mortgage loans in the secondary market associated with market expectations of lower long-term interest rates that resulted in higher gain margins, partially offset by a $0.7 million increase in losses on TBAs MBS forward contracts. Loans sold in the secondary market to U.S. government-sponsored entities amounted to $106.0 million with a related gain of $4.3 million in the first quarter of 2016, compared to $104.4 million with a related gain of $3.4 million in the fourth quarter of 2015.

Partially offset by:

  A $0.6 million decrease in fees from merchant transactions, included as part of “Other operating income” in the table above, reflecting the full quarter impact of the sale of merchant contracts completed in late October 2015 and normal seasonal decline (a reduction of approximately $0.4 million in processing costs, depreciation and other expenses related to the sale of merchant contracts was reflected in non-interest expenses).
  A $0.5 million decrease in credit cards fees, included as part of “Other operating income” in the table above.

NON-INTEREST EXPENSES
	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2016	2015	2015	2015	2015

Employees' compensation and benefits	$38,435	$39,176	$37,284	$37,841	$35,654
Occupancy and equipment	14,183	14,639	15,248	15,059	14,231
Deposit insurance premium	6,060	7,484	5,300	5,405	5,770
Other insurance and supervisory fees	1,283	1,291	1,290	1,391	1,090
Taxes, other than income taxes	3,792	3,472	3,065	3,131	3,001
Professional fees:
Collections, appraisals and other credit related fees	2,381	3,340	2,269	3,777	3,432
Outsourcing technology services	4,768	4,505	4,549	4,789	4,704
Other professional fees	3,627	2,855	3,891	7,539	5,356
Credit and debit card processing expenses	3,282	3,992	4,283	3,945	3,957
Business promotion	4,003	4,335	4,097	3,660	2,705
Communications	1,808	1,884	2,189	2,045	1,608
Net loss on OREO operations	3,206	3,941	4,345	4,624	2,628
Loss on sale of certain OREOs included in the bulk sale	-	-	-	250	-
Bulk sale of assets related expenses	-	-	-	918	-
Acquisitions of loans/assumption of deposits from Doral Bank non-recurring expenses	-	-	-	2,562	2,084
Other	6,169	5,112	5,467	5,863	5,508
Total	$92,997	$96,026	$93,277	$102,799	$91,728

Non-interest expenses in the first quarter of 2016 amounted to $93.0 million, a decrease of $3.0 million from $96.0 million for the fourth quarter of 2015. The results for the prior quarter included costs of $2.2 million related to the voluntary early retirement program reflected in “Employees’ compensation and benefits” in the table above. Excluding the voluntary early retirement program costs, non-interest expenses decreased by $0.8 million compared to the prior quarter. The main drivers of the $0.8 million decrease were:

  A $1.4 million decrease in the FDIC insurance premium expense reflecting, among other things, higher liquidity levels at end of period, and a decrease in average assets and brokered deposit balances.
  A $0.7 million increase in rental income on OREO properties, which is recorded as a reduction to “Net loss on OREO operations” in the table above, primarily due to both rental income from an income-producing property repossessed in the latter part of the fourth quarter of 2015 and higher income earned on the existing inventory.
  A $0.4 million decrease in depreciation, processing costs and other expenses related to the sale of merchant contracts completed in the prior quarter.
  A $0.3 million decrease in business promotion expenses, primarily due to the timing of advertising campaigns.

Partially offset by:

  A $1.5 million increase in employees’ compensation and benefits expense, excluding the impact in the prior quarter of the voluntary early retirement program costs, primarily reflecting higher seasonal payroll taxes and bonus accruals.
  A $0.9 million increase in the provision for unfunded loan commitments, included as part of “Other” in the table above, primarily related to a floor plan revolving line of credit.

Total professional service fees of $10.8 million remained relatively flat compared to the fourth quarter of 2015 as the decrease of $1.0 million in troubled loans resolution and collection efforts was offset by increases in consulting and other professional services fees.

INCOME TAXES

The Corporation recorded an income tax expense for the first quarter of 2016 of $5.7 million compared to $3.8 million for the fourth quarter of 2015. As of March 31, 2016, the Corporation had a net deferred tax asset of $307.6 million (net of a valuation allowance of $197.0 million, including a valuation allowance of $170.7 million against the deferred tax assets of the Corporation’s banking subsidiary, FirstBank).

CREDIT QUALITY

Non-Performing Assets

(Dollars in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
Non-performing loans held for investment:
Residential mortgage	$172,890	$169,001	$174,555	$175,035	$172,583
Commercial mortgage	182,763	51,333	68,979	95,088	142,385
Commercial and Industrial	137,896	137,051	141,855	143,935	186,500
Construction (1)	54,036	54,636	55,971	16,118	27,163
Consumer and Finance leases	27,351	30,752	31,275	33,397	34,913
Total non-performing loans held for investment	574,936	442,773	472,635	463,573	563,544

OREO	142,888	146,801	124,442	122,129	122,628
Other repossessed property	11,339	12,223	12,083	10,706	13,585
Total non-performing assets, excluding loans held for sale	$729,163	$601,797	$609,160	$596,408	$699,757

Non-performing loans held for sale (1)	8,079	8,135	8,027	48,032	54,588
Total non-performing assets, including loans held for sale (2)	$737,242	$609,932	$617,187	$644,440	$754,345

Past-due loans 90 days and still accruing (3)	$184,890	$163,197	$188,348	$196,547	$178,572
Non-performing loans held for investment to total loans held for investment	6.30%	4.77%	5.08%	5.03%	5.94%
Non-performing loans to total loans	6.36%	4.84%	5.15%	5.50%	6.46%
Non-performing assets, excluding non-performing loans held for sale, to total assets, excluding non-performing loans held for sale	5.74%	4.79%	4.75%	4.76%	5.34%
Non-performing assets to total assets	5.80%	4.85%	4.81%	5.12%	5.74%

(1)	During the third quarter of 2015, upon the signing of a new agreement with a borrower, the Corporation changed its intent to sell a $40.0 million construction loan in the Virgin Islands. Accordingly, the loan was transferred back from held for sale to held for investment and continues to be classified as a Troubled Debt Restructuring ("TDR") and a non-performing loan.

(2)	Purchased credit impaired ("PCI") loans of $172.3 million accounted for under ASC 310-30 as of March 31, 2016, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(3)	Amount includes PCI loans with individual delinquencies over 90 days and still accruing with a carrying value as of March 31, 2016 of approximately $25.9 million, primarily related to the loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Variances in credit quality metrics:

  Total non-performing assets increased by $127.3 million to $737.2 million as of March 31, 2016, compared to $609.9 million as of December 31, 2015. Total non-performing loans, including non-performing loans held for sale, increased by $132.1 million from $450.9 million as of the end of the fourth quarter of 2015 to $583.0 million as of March 31, 2016. The increase in non-performing assets was primarily attributable to the inflow of the $128.6 million exposure to commercial loans guaranteed by the TDF. The TDF is a subsidiary of the GDB that facilitates private sector financings to the Puerto Rico’s hotel industry. On April 6, 2016, the Puerto Rico Government enacted the Puerto Rico Emergency Moratorium and Financial Rehabilitation Act, which gives Puerto Rico’s governor emergency powers to deal with the challenging fiscal situation, including the ability to declare a moratorium on all bonds and other payments. Puerto Rico’s governor also issued an executive order intended to protect the GDB’s liquidity by allowing withdrawals only to fund necessary costs for essential services such as health, public safety and education services. Excluding the $128.6 million exposure to loans guaranteed by the TDF, non-performing assets decreased by $1.2 million compared to the prior quarter.

These loans were current in contractual payments as of March 31, 2016. Prospectively, principal and interest payments will be applied against the outstanding balance of the loans. The Corporation has been receiving combined payments from the borrowers and TDF as guarantor sufficient to cover contractual payments on these loans, including collections of principal and interest from TDF of $0.6 million in the first quarter of 2016 and $5.3 million in year 2015.

  Inflows to non-performing loans held for investment were $177.3 million. Excluding the aforementioned $128.6 million exposure to commercial loans guaranteed by the TDF, total inflows were $48.8 million, an increase of $6.8 million compared to inflows of $42.0 million in the fourth quarter of 2015. The increase was primarily reflected in the residential mortgage loans portfolio, which showed inflows of $24.9 million in the first quarter of 2016, a $4.8 million increase compared to inflows of $20.2 million in the fourth quarter of 2015, and inflows of non-performing commercial and industrial loans of $8.6 million in the first quarter of 2016, a $5.2 million increase compared to inflows of $3.4 million in the fourth quarter of 2015.
  Adversely classified commercial and construction loans held for investment increased by $47.0 million to $569.1 million as of March 31, 2016, driven by the inflow to adverse classification categories of three commercial loans totaling $48.3 million.
  The OREO balance decreased by $3.9 million, driven by adjustments to value of $4.7 million and sales of $8.3 million, partially offset by additions of $9.1 million in the first quarter of 2016.
  Total troubled debt restructuring (“TDR”) loans held for investment were $659.1 million as of March 31, 2016, down $2.5 million from December 31, 2015. Approximately $410.0 million of total TDR loans held for investment were in accrual status as of March 31, 2016.

Allowance for Loan and Lease Losses

The following table sets forth information concerning the allowance for loan and lease losses during the periods indicated:

	Quarter Ended
(Dollars in thousands)	March 31,	December 31,	September 30,	June 30,		March 31,
	2016	2015	2015	2015		2015

Allowance for loan and lease losses, beginning of period	$240,710	$228,966	$221,518	$226,064		$222,395
Provision for loan and lease losses	21,053	33,633	31,176	74,266	(1)	32,970
Net (charge-offs) recoveries of loans:
Residential mortgage	(6,960)	(4,877)	(4,880)	(3,257)		(5,094)
Commercial mortgage	(529)	(1,967)	(3,657)	(40,213)	(2)	(3,730)
Commercial and Industrial	(3,479)	(2,824)	(940)	(21,869)	(3)	(3,895)
Construction	(74)	(4)	73	(2,083)	(4)	(398)
Consumer and finance leases	(12,596)	(12,217)	(14,324)	(11,390)		(16,184)
Net charge-offs	(23,638)	(21,889)	(23,728)	(78,812)	(5)	(29,301)
Allowance for loan and lease losses, end of period	$238,125	$240,710	$228,966	$221,518		$226,064

Allowance for loan and lease losses to period end total loans held for investment	2.61%	2.60%	2.46%	2.40%		2.38%
Net charge-offs (annualized) to average loans outstanding during the period	1.03%	0.95%	1.02%	3.35%		1.25%
Net charge-offs (annualized), excluding charge-offs of $61.4 million related to a bulk sale of assets in the second quarter of 2015, to average loans outstanding during the period	1.03%	0.95%	1.02%	0.75%		1.25%
Provision for loan and lease losses to net charge-offs during the period	0.89x	1.54x	1.31x	0.94x		1.13x
Provision for loan and lease losses to net charge-offs during the period, excluding impact of a bulk sale of assets in the second quarter of 2015	0.89x	1.54x	1.31x	1.57x		1.13x

(1) Includes provision of $46.9 million associated with a bulk sale of assets.
(2) Includes net charge-offs totaling $37.6 million associated with a bulk sale of assets.
(3) Includes net charge-offs totaling $20.6 million associated with a bulk sale of assets.
(4) Includes net charge-offs totaling $3.3 million associated with a bulk sale of assets.
(5) Includes net charge-offs totaling $61.4 million associated with a bulk sale of assets.

  The ratio of the allowance for loan and lease losses to total loans held for investment remained relatively flat at 2.61% as of March 31, 2016 compared to 2.60% as of December 31, 2015. The ratio of the total allowance to non-performing loans held for investment was 41.42% as of March 31, 2016 compared to 54.36% as of December 31, 2015 reflecting the migration to non-performing status of the $128.6 million exposure to commercial loans guaranteed by the TDF. These loans have been adversely classified since the third quarter of 2015 and the general reserve for commercial loans was increased in the fourth quarter of 2015 due to qualitative factor adjustments applied to the Puerto Rico Government-related exposure, including this particular portfolio. The migration of the loans guaranteed by TDF to non-performing status in the first quarter of 2016 did not result in significant increases to the allowance for loan losses. As of March 31, 2016, the total reserve coverage ratio related to commercial loans extended to or guaranteed by the Puerto Rico Government (excluding municipalities) was 20%.

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of March 31, 2016 and December 31, 2015 by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer and Finance Leases	Total

As of March 31, 2016
Impaired loans:
Principal balance of loans, net of charge-offs	$461,606	$412,349	$44,360	$918,315
Allowance for loan and lease losses	16,150	38,736	9,387	64,273
Allowance for loan and lease losses to principal balance	3.50%	9.39%	21.16%	7.00%

PCI loans:
Carrying value of PCI loans	169,190	3,142	-	172,332
Allowance for PCI loans	4,423	145	-	4,568
Allowance for PCI loans to carrying value	2.61%	4.61%	-	2.65%

Loans with general allowance:
Principal balance of loans	2,700,149	3,598,545	1,742,001	8,040,695
Allowance for loan and lease losses	17,975	103,974	47,335	169,284
Allowance for loan and lease losses to principal balance	0.67%	2.89%	2.72%	2.11%

Total loans held for investment:
Principal balance of loans	$3,330,945	$4,014,036	$1,786,361	$9,131,342
Allowance for loan and lease losses	38,548	142,855	56,722	238,125
Allowance for loan and lease losses to principal balance	1.16%	3.56%	3.18%	2.61%

As of December 31, 2015
Impaired loans:
Principal balance of loans, net of charge-offs	$460,668	$305,749	$40,092	$806,509
Allowance for loan and lease losses	21,787	22,371	8,423	52,581
Allowance for loan and lease losses to principal balance	4.73%	7.32%	21.01%	6.52%

PCI loans:
Carrying value of PCI loans	170,766	3,147	-	173,913
Allowance for PCI loans	3,837	125	-	3,962
Allowance for PCI loans to carrying value	2.25%	3.97%	-	2.28%

Loans with general allowance:
Principal balance of loans	2,713,285	3,793,101	1,787,057	8,293,443
Allowance for loan and lease losses	13,946	118,002	52,219	184,167
Allowance for loan and lease losses to principal balance	0.51%	3.11%	2.92%	2.22%

Total loans held for investment:
Principal balance of loans	$3,344,719	$4,101,997	$1,827,149	$9,273,865
Allowance for loan and lease losses	39,570	140,498	60,642	240,710
Allowance for loan and lease losses to principal balance	1.18%	3.43%	3.32%	2.60%

Net Charge-Offs

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,		March 31,
	2016	2015	2015	2015		2015

Residential mortgage	0.84%	0.59%	0.59%	0.39%		0.65%

Commercial mortgage	0.14%	0.51%	0.95%	10.01%	(1)	0.90%

Commercial and Industrial	0.59%	0.48%	0.16%	3.65%	(2)	0.63%

Construction	0.18%	0.01%	-0.17%	4.90%	(3)	0.93%

Consumer and finance leases	2.79%	2.65%	3.05%	2.38%		3.30%

Total loans	1.03%	0.95%	1.02%	3.35%	(4)	1.25%

(1) Includes net charge-offs totaling $37.6 million associated with the bulk sale of assets. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.68%.

(2) Includes net charge-offs totaling $20.6 million associated with the bulk sale of assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.22%.

(3) Includes net charge-offs totaling $3.3 million associated with the bulk sale of assets. The ratio of construction net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was (2.94)%.

(4) Includes net charge-offs totaling $61.4 million associated with the bulk sale of assets. The ratio of total charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.75%.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs for the first quarter of 2016 were $23.6 million, or an annualized 1.03% of average loans, compared to $21.9 million, or an annualized 0.95% of average loans, in the fourth quarter of 2015. The increase of $1.7 million was mainly related to:

  A $2.1 million increase in residential mortgage loan net charge-offs, primarily resulting from valuations for impairment purposes of loans considered homogeneous given high delinquency and loan-to-value levels.
  A $0.4 million increase in consumer loan net charge-offs, primarily related to credit cards.

Partially offset by:

  A $0.7 million decrease in commercial and construction loan net charge-offs, reflecting a decrease of $1.4 million in the commercial mortgage loan portfolio, partially offset by a $0.7 million increase in commercial and industrial net charge-offs.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $12.7 billion as of March 31, 2016, up $141.4 million from December 31, 2015.

The increase was mainly due to:

  A $274.4 million increase in cash and cash equivalents primarily tied to the increase in demand deposits and proceeds from certain large commercial loans paid off during the quarter.

Partially offset by:

  A $140.5 million decrease in total loans primarily reflecting an $88.0 million decrease in commercial and construction loans and a $40.8 million decrease in consumer loans. The decrease in commercial loans was driven by two large commercial loans totaling approximately $94.3 million paid off during the first quarter, and a $17 million decrease in the floor plan lending portfolio, partially offset by a $49.6 million increase in the commercial and construction loan portfolio in the Florida region.

Total loan originations, including refinancings, renewals, and draws from existing revolving and non-revolving commitments, amounted to approximately $645.4 million, compared to $786.3 million in the fourth quarter of 2015. These figures exclude the credit card utilization activity. All the principal loan categories showed a decline in activity, including a $126.3 million decrease in commercial and construction loan originations, a $10.2 million decrease in residential mortgage loan originations and a $4.3 million decrease in consumer loan originations.

Total liabilities were approximately $11.0 billion as of March 31, 2016, up $86.3 million from December 31, 2015.

The increase was mainly due to:

  A $137.1 million increase in deposits, excluding government deposits and brokered CDs, primarily demand deposits and savings in both Puerto Rico and the Virgin Islands regions.
  A $50.7 million increase in government deposits, including increases of $26.1 million in Puerto Rico and $24.6 million in the Virgin Islands.

Partially offset by:

  A $91.2 million decrease in brokered CDs.
  A $10.0 million decrease in junior subordinated debentures associated with the repurchase and cancellation of trust preferred securities.

Total stockholders’ equity amounted to $1.7 billion as of March 31, 2016, an increase of $55.0 million from December 31, 2015, mainly driven by:

  An increase of $24.6 million in the fair value of U.S. agency MBS and debt securities recorded as part of other comprehensive income.
  The net income of $23.3 million reported in the first quarter.

The Corporation’s common equity tier 1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules as of March 31, 2016 were 16.60%, 16.60%, 20.17% and 12.20%, respectively, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 16.92%, 16.92%, 20.01%, and 12.22%, respectively, as of the end of the fourth quarter of 2015. The decrease in common equity tier 1 capital, tier 1 capital and leverage ratios primarily reflects the effect of the Basel III transition provisions related to the phase out of trust preferred securities from Tier 1 capital.

Meanwhile, the common equity tier 1 capital, tier 1 capital, total capital and leverage ratios as of March 31, 2016 of our banking subsidiary, FirstBank Puerto Rico, were 16.15%, 18.70%, 19.97%, and 13.75%, respectively, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 16.35%, 18.45%, 19.73% and 13.33%, respectively, as of the end of the fourth quarter of 2015.

Tangible Common Equity

The Corporation’s tangible common equity ratio increased to 13.13% as of March 31, 2016 from 12.84% as of December 31, 2015.

The following table is a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
Tangible Equity:
Total equity - GAAP	$1,749,167	$1,694,134	$1,700,950	$1,668,220	$1,705,750
Preferred equity	(36,104)	(36,104)	(36,104)	(36,104)	(36,104)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(12,622)	(13,319)	(14,087)	(14,854)	(15,622)
Core deposit intangible	(8,674)	(9,166)	(9,725)	(10,283)	(10,914)
Insurance customer relationship intangible	(1,042)	-	-	-	-

Tangible common equity	$1,662,627	$1,607,447	$1,612,936	$1,578,881	$1,615,012

Tangible Assets:
Total assets - GAAP	$12,714,370	$12,573,019	$12,820,989	$12,578,813	$13,147,919
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(12,622)	(13,319)	(14,087)	(14,854)	(15,622)
Core deposit intangible	(8,674)	(9,166)	(9,725)	(10,283)	(10,914)
Insurance customer relationship intangible	(1,042)	-	-	-	-

Tangible assets	$12,663,934	$12,522,436	$12,769,079	$12,525,578	$13,093,285

Common shares outstanding	217,012	215,089	214,982	214,694	213,827

Tangible common equity ratio	13.13%	12.84%	12.63%	12.61%	12.33%
Tangible book value per common share	$7.66	$7.47	$7.50	$7.35	$7.55

Exposure to Puerto Rico Government

As of March 31, 2016, the Corporation had $315.6 million of credit facilities, excluding investment securities, extended to the Puerto Rico Government, its municipalities and public corporations, of which $302.2 million was outstanding (book value of $297.2 million), compared to $314.6 million outstanding as of December 31, 2015. Approximately $199.3 million of the granted credit facilities outstanding consisted of loans to municipalities in Puerto Rico for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality have been pledged to their repayment. Approximately $6.9 million consisted of loans to units of the central government, and approximately $96.0 million ($91.0 million book value) consisted of loans to public corporations, including the direct exposure to the Puerto Rico Electric Power Authority (“PREPA”) with a book value of $69.7 million as of March 31, 2016. In addition, the Corporation had outstanding the aforementioned $128.6 million exposure in financings to the hotel industry in Puerto Rico guaranteed by the TDF as of March 31, 2016, down $0.8 million, compared to $129.4 million outstanding as of December 31, 2015.

The Corporation held $43.4 million of obligations of the Puerto Rico Government as part of its available-for-sale investment securities portfolio, net of the $22.2 million other-than-temporary credit impairment charges recorded in 2016 and 2015, recorded on its books at a fair value of $26.4 million as of March 31, 2016.

As of March 31, 2016, the Corporation had $416.5 million of public sector deposits in Puerto Rico, compared to $386.3 million as of December 31, 2015. Approximately 33% is from municipalities and municipal agencies in Puerto Rico and 67% is from public corporations and the central government and agencies in Puerto Rico.

Conference Call / Webcast Information

First BanCorp’s senior management will host an earnings conference call and live webcast on Tuesday, April 26, 2016, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: www.1firstbank.com or through a dial-in telephone number at (877) 506-6537 or (412) 380–2001 for international callers. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp’s web site, www.1firstbank.com, until April 26, 2017. A telephone replay will be available one hour after the end of the conference call through May 26, 2016 at (877) 344-7529 or (412) 317-0088 for international callers. The replay access code is 10083978.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “look forward,” “should,” “would,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and advises readers that various factors, including, but not limited to, the following could cause actual results to differ materially from those expressed in, or implied by such forward-looking statements: uncertainty about whether the Corporation will be able to continue to fully comply with the written agreement dated June 3, 2010 that the Corporation entered into with the Federal Reserve Bank of New York (the “New York Fed”) that, among other things, requires the Corporation to serve as a source of strength to FirstBank and that, except with the consent generally of the New York Fed and the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), prohibits the Corporation from paying dividends to stockholders or receiving dividends from FirstBank, making payments on trust preferred securities or subordinated debt and incurring, increasing or guaranteeing debt or repurchasing any capital securities; the ability of the Puerto Rico government or any of its public corporations or other instrumentalities to repay its respective debt obligations, including the effect of the recent payment defaults on certain bonds of government public corporations, recent and any future downgrades of the long-term and short-term debt ratings of the Puerto Rico government, and uncertainties as to how the U.S. government will address Puerto Rico’s financial problems, which could exacerbate Puerto Rico’s adverse economic conditions and, in turn, further adversely impact the Corporation; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico; uncertainty as to the availability of certain funding sources, such as brokered CDs; the Corporation’s reliance on brokered CDs to fund operations and provide liquidity; the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to the Corporation’s stockholders in the future due to the Corporation’s need to receive approval from the New York Fed and the Federal Reserve Board to declare or pay any dividends and to take dividends or any other form of payment representing a reduction in capital from FirstBank or FirstBank’s failure to generate sufficient cash flow to make a dividend payment to the Corporation; the weakness of the real estate markets and of the consumer and commercial sectors and their impact on the credit quality of the Corporation’s loans and other assets, which has contributed and may continue to contribute to, among other things, high levels of non-performing assets, charge-offs and provisions for loan and lease losses and may subject the Corporation to further risk from loan defaults and foreclosures; the ability of FirstBank to realize the benefits of its deferred tax assets subject to the remaining valuation allowance; adverse changes in general economic conditions in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, which reduced interest margins and affected funding sources, and has affected demand for all of the Corporation’s products and services and reduced the Corporation’s revenues and earnings, and the value of the Corporation’s assets, and may continue to have these effects; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; the risk that additional portions of the unrealized losses in the Corporation’s investment portfolio are determined to be other-than-temporary, including additional impairments on the Puerto Rico government’s obligations; uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; changes in the fiscal and monetary policies and regulations of the U.S. federal government and the Puerto Rico and other governments, including those determined by the Federal Reserve Board, the New York Fed, the FDIC, government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of acquisitions and dispositions; a need to recognize impairments on the Corporation’s financial instruments, goodwill, or other intangible assets relating to acquisitions; the risk that downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to access necessary external funds; the impact on the Corporation’s business, business practices and results of operations of a potential higher interest rate environment; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are used when management believes they will be helpful to an understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure, can be found in the text or in the attached tables to this earnings release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosures of these financial measures may be useful also to investors. Neither tangible common equity nor tangible assets, or the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress. Adjusted pre-tax, pre-provision income, as defined by management, represents net income (loss) excluding income tax expense (benefit), the provision for loan and lease losses, gains and losses on the sale of investment securities and OTTI charges on investment securities, fair value adjustments on derivatives as well as certain items identified as unusual, non-recurring or non-operating.

In addition, from time to time, adjusted pre-tax, pre-provision income will reflect the omission of revenue or expense items that management judges to be outside of ordinary banking activities or of items that, while they may be associated with ordinary banking activities, are so unusually large that management believes that a complete analysis of the Corporation’s performance requires consideration also of adjusted pre-tax, pre-provision income that excludes such amounts.

Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis, in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and certain loans, on a common basis that facilitates comparison of results to the results of peers.

Financial measures adjusted to exclude the effect of the OTTI charges on debt securities, the gain on the repurchase and cancellation of trust preferred securities, the gain on sale of merchant contracts, non-recurring expenses related to the voluntary early retirement incentive program, the bargain purchase gain on assets acquired and deposits assumed from Doral Bank and related acquisition and conversion costs.

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation uses, and believes that investors would benefit from disclosure of the following additional measures of adjusted non-interest income, adjusted non-interest expenses, and adjusted net income that exclude gains and losses or expenses that are either unusual or so unusually large that management believes that a complete analysis of the Corporation’s performance requires consideration also of these adjusted financial measures:

  Adjusted non-interest income excludes the $6.7 million in OTTI charges on debt securities recorded in the first quarter of 2016 ($6.3 million on Puerto Rico Government debt securities and $0.4 million on private label MBS), the $4.2 million gain on the repurchase and cancellation of trust preferred securities recorded in the first quarter of 2016, the $3.0 million OTTI charge on Puerto Rico Government debt securities recorded in the fourth quarter of 2015 and the $7.0 million gain on the sale of merchant contracts recorded in the fourth quarter of 2015.
  Adjusted non-interest expenses exclude costs of approximately $2.2 million related to the voluntary early retirement incentive program completed in the fourth quarter of 2015.
  Adjusted net income excludes the after-tax effect of all the aforementioned unusual and/or non-recurring items for the first quarter of 2016 and fourth quarter of 2015 and also excludes, for the first quarter of 2015, the $8.2 million after-tax effect of the bargain purchase gain on assets acquired and deposits assumed from Doral Bank and $1.3 million after-tax costs of acquisition and conversion costs associated with the Doral Bank transaction incurred in the first quarter of 2015.

Management believes that these non-GAAP financial measures enhance the ability of analysts and investors to analyze trends in the Corporation’s business and better understand the performance of the Corporation. In addition, the Corporation may utilize these non-GAAP financial measures as a guide in its budgeting and long-term planning process.

The following table reconciles these non-GAAP financial measures to the corresponding measures presented in accordance with GAAP.

(Dollars in thousands)

2016 First Quarter	As Reported (GAAP)	Gain on Repurchase and Cancellation of Trust Preferred Securities	OTTI on Debt Securities	Adjusted (Non-GAAP)

Non-interest income	$18,469	$(4,217)	$6,687	$20,939

Net income	$23,344	$(4,217)	$6,687	$25,814

(Dollars in thousands)
2015 Fourth Quarter	As Reported (GAAP)	Gain on Sale of Merchant Contracts	OTTI on Debt Securities	Voluntary Early Retirement Program - Non- recurring Expenses	Adjusted (Non-GAAP)

Non-interest income	$23,168	$(7,000)	$3,033	$-	$19,201

Non-interest expenses	$96,026	$-	$-	$(2,238)	$93,788

Net income	$14,967	$(4,270)	$3,033	$1,366	$15,096

(Dollars in thousands)
2015 First Quarter	As Reported (GAAP)	Bargain Purchase Gain	OTTI on Debt Securities	Acquisition and Conversion Costs - Doral Bank Transaction	Adjusted (Non-GAAP)

Non-interest income	$32,729	$(13,443)	$156	$-	$19,442

Non-interest expenses	$91,728	$-	$-	$(2,084)	$89,644

Net income	$25,646	$(8,201)	$156	$1,272	$18,873

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of
	March 31,	December 31,
(In thousands, except for share information)	2016	2015
ASSETS

Cash and due from banks	$813,732	$532,985

Money market investments:
Time deposits with other financial institutions	3,000	3,000
Other short-term investments	210,093	216,473
Total money market investments	213,093	219,473

Investment securities available for sale, at fair value	1,904,255	1,886,395

Other equity securities	32,310	32,169

Total investment securities	1,936,565	1,918,564

Loans, net of allowance for loan and lease losses of $238,125
(December 31, 2015 - $240,710)	8,893,217	9,033,155
Loans held for sale, at lower of cost or market	37,868	35,869
Total loans, net	8,931,085	9,069,024

Premises and equipment, net	159,151	161,016
Other real estate owned	142,888	146,801
Accrued interest receivable on loans and investments	44,891	48,697
Other assets	472,965	476,459
Total assets	$12,714,370	$12,573,019

LIABILITIES

Deposits:
Non-interest-bearing deposits	$1,422,346	$1,336,559
Interest-bearing deposits	8,012,434	8,001,565
Total deposits	9,434,780	9,338,124

Securities sold under agreements to repurchase	700,000	700,000
Advances from the Federal Home Loan Bank (FHLB)	455,000	455,000
Other borrowings	216,183	226,492
Accounts payable and other liabilities	159,240	159,269
Total liabilities	10,965,203	10,878,885

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares; issued 22,828,174 shares;
outstanding 1,444,146 shares; aggregate liquidation value of $36,104	36,104	36,104

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued, 218,089,106 shares
(December 31, 2015 - 216,051,128 shares issued)	21,809	21,605
Less: Treasury stock (at par value)	(108)	(96)

Common stock outstanding, 217,011,555 shares outstanding
(December 31, 2015 - 215,088,698 shares outstanding)	21,701	21,509
Additional paid-in capital	927,454	926,348
Retained earnings	761,266	737,922
Accumulated other comprehensive income (loss)	2,642	(27,749)
Total stockholders' equity	1,749,167	1,694,134
Total liabilities and stockholders' equity	$12,714,370	$12,573,019

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands, except per share information)	2016	2015	2015

Net interest income:
Interest income	$150,831	$151,640	$152,485
Interest expense	26,183	26,427	26,838
Net interest income	124,648	125,213	125,647
Provision for loan and lease losses	21,053	33,633	32,970
Net interest income after provision for loan and lease losses	103,595	91,580	92,677

Non-interest income:
Service charges on deposit accounts	5,800	5,474	4,555
Mortgage banking activities	4,753	4,566	3,618
Net loss on investments and impairments	(6,679)	(3,033)	(156)
Gain on early extinguishment of debt	4,217	-	-
Bargain purchase gain	-	-	13,443
Gain on sale of merchant contracts	-	7,000	-
Other non-interest income	10,378	9,161	11,269
Total non-interest income	18,469	23,168	32,729

Non-interest expenses:
Employees' compensation and benefits	38,435	39,176	35,654
Occupancy and equipment	14,183	14,639	14,349
Business promotion	4,003	4,335	2,868
Professional fees	10,776	10,700	15,218
Taxes, other than income taxes	3,792	3,472	3,001
Insurance and supervisory fees	7,343	8,775	6,860
Net loss on other real estate owned operations	3,206	3,941	2,628
Other non-interest expenses	11,259	10,988	11,150
Total non-interest expenses	92,997	96,026	91,728

Income before income taxes	29,067	18,722	33,678
Income tax expense	(5,723)	(3,755)	(8,032)

Net income	$23,344	$14,967	$25,646

Net income attributable to common stockholders	$23,344	$14,967	$25,646

Earnings per common share:

Basic	$0.11	$0.07	$0.12
Diluted	$0.11	$0.07	$0.12

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S. and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp. and First Express, both small loan companies, and FirstBank Puerto Rico Securities, a broker-dealer subsidiary. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

EXHIBIT A

Table 1 - Selected Financial Data

(In thousands, except per share amounts and financial ratios)	Quarter Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Condensed Income Statements:
Total interest income	$150,831	$151,640	$152,485
Total interest expense	26,183	26,427	26,838
Net interest income	124,648	125,213	125,647
Provision for loan and lease losses	21,053	33,633	32,970
Non-interest income	18,469	23,168	32,729
Non-interest expenses	92,997	96,026	91,728
Income before income taxes	29,067	18,722	33,678
Income tax expense	(5,723)	(3,755)	(8,032)
Net income	23,344	14,967	25,646
Net income attributable to common stockholders	23,344	14,967	25,646

Per Common Share Results:
Net earnings per share - basic	$0.11	$0.07	$0.12
Net earnings per share - diluted	$0.11	$0.07	$0.12
Cash dividends declared	$-	$-	$-
Average shares outstanding	212,348	212,058	210,686
Average shares outstanding diluted	213,274	214,092	212,746
Book value per common share	$7.89	$7.71	$7.81
Tangible book value per common share (1)	$7.66	$7.47	$7.55

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	0.74	0.46	0.81
Interest Rate Spread (2)	4.11	4.01	4.13
Net Interest Margin (2)	4.35	4.23	4.31
Return on Average Total Equity	5.46	3.49	6.15
Return on Average Common Equity	5.57	3.57	6.29
Average Total Equity to Average Total Assets	13.60	13.20	13.13
Total capital	20.17	20.01	19.20
Common equity Tier 1 capital	16.60	16.92	16.15
Tier 1 capital	16.60	16.92	16.15
Leverage	12.20	12.22	12.16
Tangible common equity ratio (1)	13.13	12.84	12.33
Dividend payout ratio	-	-	-
Efficiency ratio (3)	64.98	64.72	57.92

Asset Quality:
Allowance for loan and lease losses to loans held for investment	2.61	2.60	2.38
Net charge-offs (annualized) to average loans	1.03	0.95	1.25
Provision for loan and lease losses to net charge-offs	89.06	153.65	112.52
Non-performing assets to total assets	5.80	4.85	5.74
Non-performing loans held for investment to total loans held for investment	6.30	4.77	5.94
Allowance to total non-performing loans held for investment	41.42	54.36	40.11
Allowance to total non-performing loans held for investment
excluding residential real estate loans	59.23	87.92	57.82

Other Information:
Common Stock Price: End of period	$2.92	$3.25	$6.20

1- Non-GAAP financial measure. See page 15 for GAAP to Non-GAAP reconciliations.

2- On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (Non-GAAP financial measure). See page 6 for GAAP to Non-GAAP reconciliations and refer to discussion in Table 2 below.

3- Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments.

Table 2 - Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax Equivalent Basis)
(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
Quarter ended	2016	2015	2015	2016	2015	2015	2016	2015	2015

Interest-earning assets:
Money market & other short-term investments	$850,782	$979,628	$808,754	$1,073	$691	$537	0.51%	0.28%	0.27%
Government obligations (2)	538,395	515,835	421,948	2,720	2,764	2,338	2.03%	2.13%	2.25%
Mortgage-backed securities	1,389,806	1,421,406	1,551,804	12,277	12,116	12,501	3.55%	3.38%	3.27%
FHLB stock	31,284	29,718	25,467	348	263	295	4.47%	3.51%	4.70%
Other investments	1,470	985	357	1	-	-	0.27%	0.00%	0.00%
Total investments (3)	2,811,737	2,947,572	2,808,330	16,419	15,834	15,671	2.35%	2.13%	2.26%
Residential mortgage loans	3,321,582	3,328,651	3,120,648	45,388	45,619	43,482	5.50%	5.44%	5.65%
Construction loans	160,283	166,818	172,055	1,615	1,614	1,532	4.05%	3.84%	3.61%
C&I and commercial mortgage loans	3,881,980	3,917,553	4,127,305	43,795	43,545	43,671	4.54%	4.41%	4.29%
Finance leases	230,224	227,911	230,299	4,436	4,559	4,611	7.75%	7.94%	8.12%
Consumer loans	1,576,696	1,613,788	1,729,448	44,032	45,387	47,523	11.23%	11.16%	11.14%
Total loans (4) (5)	9,170,765	9,254,721	9,379,755	139,266	140,724	140,819	6.11%	6.03%	6.09%
Total interest-earning assets	$11,982,502	$12,202,293	$12,188,085	$155,685	$156,558	$156,490	5.23%	5.09%	5.21%

Interest-bearing liabilities:
Brokered CDs	$2,076,816	$2,264,655	$2,736,653	$6,017	$6,312	$6,610	1.17%	1.11%	0.98%
Other interest-bearing deposits	5,945,426	6,015,196	5,848,597	11,240	11,413	11,084	0.76%	0.75%	0.77%
Other borrowed funds	919,015	963,449	1,131,959	7,455	7,364	8,210	3.26%	3.03%	2.94%
FHLB advances	455,000	420,326	325,000	1,471	1,338	934	1.30%	1.26%	1.17%
Total interest-bearing liabilities	$9,396,257	$9,663,626	$10,042,209	$26,183	$26,427	$26,838	1.12%	1.08%	1.08%
Net interest income				$129,502	$130,131	$129,652
Interest rate spread							4.11%	4.01%	4.13%
Net interest margin							4.35%	4.23%	4.31%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 39% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received.

2- Government obligations include debt issued by government-sponsored agencies.

3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of non-performing loans.

5- Interest income on loans includes $2.8 million, $2.9 million and $2.7 million for the quarters ended March 31, 2016, December 31, 2015, and March 31, 2015, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 3 - Non-Interest Income
	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands)	2016	2015	2015

Service charges on deposit accounts	$5,800	$5,474	$4,555
Mortgage banking activities	4,753	4,566	3,618
Insurance income	3,269	1,249	3,022
Other operating income	7,109	7,912	8,247

Non-interest income before net gain (loss) on investments, bargain purchase gain, gain on sale of merchant contracts and gain on early extinguishment of debt.	20,931	19,201	19,442

Net gain (loss) on sale of investments	8	-	-
OTTI on debt securities	(6,687)	(3,033)	(156)
Net loss on investments	(6,679)	(3,033)	(156)

Bargain purchase gain	-	-	13,443
Gain on sale of merchant contracts	-	7,000	-
Gain on early extinguishment of debt	4,217	-	-
	$18,469	$23,168	$32,729

Table 4 - Non-Interest Expenses
	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands)	2016	2015	2015

Employees' compensation and benefits	$38,435	$39,176	$35,654
Occupancy and equipment	14,183	14,639	14,231
Deposit insurance premium	6,060	7,484	5,770
Other insurance and supervisory fees	1,283	1,291	1,090
Taxes, other than income taxes	3,792	3,472	3,001
Professional fees:
Collections, appraisals and other credit related fees	2,381	3,340	3,432
Outsourcing technology services	4,768	4,505	4,704
Other professional fees	3,627	2,855	5,356
Credit and debit card processing expenses	3,282	3,992	3,957
Business promotion	4,003	4,335	2,705
Communications	1,808	1,884	1,608
Net loss on OREO operations	3,206	3,941	2,628
Non-recurring expenses related to acquisitions of loans/assumption of deposits from Doral Bank	-	-	2,084
Other	6,169	5,112	5,508
Total	$92,997	$96,026	$91,728

Table 5 - Selected Balance Sheet Data
(In thousands)	As of
	March 31,	December 31,
	2016	2015
Balance Sheet Data:
Loans, including loans held for sale	$9,169,210	$9,309,734
Allowance for loan and lease losses	238,125	240,710
Money market and investment securities	2,149,658	2,138,037
Intangible assets	50,436	50,583
Deferred tax asset, net	307,599	311,263
Total assets	12,714,370	12,573,019
Deposits	9,434,780	9,338,124
Borrowings	1,371,183	1,381,492
Total preferred equity	36,104	36,104
Total common equity	1,710,421	1,685,779
Accumulated other comprehensive income (loss), net of tax	2,642	(27,749)
Total equity	1,749,167	1,694,134

Table 6 - Loan Portfolio

Composition of the loan portfolio including loans held for sale at period-end.

(In thousands)	As of
	March 31,	December 31,
	2016	2015

Residential mortgage loans	$3,330,945	$3,344,719

Commercial loans:
Construction loans	146,129	156,195
Commercial mortgage loans	1,524,491	1,537,806
Commercial and Industrial loans	2,343,416	2,407,996
Commercial loans	4,014,036	4,101,997

Finance leases	230,801	229,165

Consumer loans	1,555,560	1,597,984
Loans held for investment	9,131,342	9,273,865
Loans held for sale	37,868	35,869
Total loans	$9,169,210	$9,309,734

Table 7 - Loan Portfolio by Geography

(In thousands)	As of March 31, 2016
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,562,348	$325,326	$443,271	$3,330,945

Commercial loans:
Construction loans	61,178	61,756	23,195	146,129
Commercial mortgage loans	1,200,153	71,948	252,390	1,524,491
Commercial and Industrial loans	1,815,470	113,612	414,334	2,343,416
Commercial loans	3,076,801	247,316	689,919	4,014,036

Finance leases	230,801	-	-	230,801

Consumer loans	1,463,043	48,021	44,496	1,555,560
Loans held for investment	7,332,993	620,663	1,177,686	9,131,342

Loans held for sale	35,745	354	1,769	37,868
Total loans	$7,368,738	$621,017	$1,179,455	$9,169,210

(In thousands)	As of December 31, 2015
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,575,888	$327,976	$440,855	$3,344,719

Commercial loans:
Construction loans	63,654	69,874	22,667	156,195
Commercial mortgage loans	1,208,347	69,773	259,686	1,537,806
Commercial and Industrial loans	1,876,143	173,916	357,937	2,407,996
Commercial loans	3,148,144	313,563	640,290	4,101,997

Finance leases	229,165	-	-	229,165

Consumer loans	1,506,773	48,430	42,781	1,597,984
Loans held for investment	7,459,970	689,969	1,123,926	9,273,865

Loans held for sale	33,787	507	1,575	35,869
Total loans	$7,493,757	$690,476	$1,125,501	$9,309,734

Table 8 – Non-Performing Assets

(Dollars in thousands)	March 31,	December 31,
	2016	2015
Non-performing loans held for investment:
Residential mortgage	$172,890	$169,001
Commercial mortgage	182,763	51,333
Commercial and Industrial	137,896	137,051
Construction	54,036	54,636
Consumer and Finance leases	27,351	30,752
Total non-performing loans held for investment	574,936	442,773

OREO	142,888	146,801
Other repossessed property	11,339	12,223
Total non-performing assets, excluding loans held for sale	$729,163	$601,797

Non-performing loans held for sale	8,079	8,135
Total non-performing assets, including loans held for sale (1)	$737,242	$609,932

Past-due loans 90 days and still accruing (2)	$184,890	$163,197
Allowance for loan and lease losses	$238,125	$240,710
Allowance to total non-performing loans held for investment	41.42%	54.36%
Allowance to total non-performing loans held for investment, excluding residential real estate loans	59.23%	87.92%

(1)

Purchased credit impaired loans of $172.3 million accounted for under ASC 310-30 as of March 31, 2016, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(2)

Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of March 31, 2016 of approximately $25.9 million, primarily related to loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Table 9 - Non-Performing Assets by Geography

(In thousands)	March 31,	December 31,
	2016	2015
Puerto Rico:
Non-performing loans held for investment:
Residential mortgage	$148,338	$147,975
Commercial mortgage	167,226	34,917
Commercial and Industrial	132,324	131,450
Construction	11,857	11,894
Finance leases	2,136	2,459
Consumer	23,379	26,329
Total non-performing loans held for investment	485,260	355,024

OREO	130,181	133,121
Other repossessed property	11,290	12,115
Total non-performing assets, excluding loans held for sale	$626,731	$500,260
Non-performing loans held for sale	8,079	8,135
Total non-performing assets, including loans held for sale (1)	$634,810	$508,395
Past-due loans 90 days and still accruing (2)	$175,987	$154,915

Virgin Islands:
Non-performing loans held for investment:
Residential mortgage	$16,258	$14,228
Commercial mortgage	9,723	10,073
Commercial and Industrial	5,572	5,601
Construction	42,179	42,590
Consumer	474	471
Total non-performing loans held for investment	74,206	72,963

OREO	5,255	5,458
Other repossessed property	11	32
Total non-performing assets, excluding loans held for sale	$79,472	$78,453
Non-performing loans held for sale	-	-
Total non-performing assets, including loans held for sale	$79,472	$78,453
Past-due loans 90 days and still accruing	$8,171	$8,173

United States:
Non-performing loans held for investment:
Residential mortgage	$8,294	$6,798
Commercial mortgage	5,814	6,343
Construction	-	152
Consumer	1,362	1,493
Total non-performing loans held for investment	15,470	14,786

OREO	7,452	8,222
Other repossessed property	38	76
Total non-performing assets, excluding loans held for sale	$22,960	$23,084
Non-performing loans held for sale	-	-
Total non-performing assets, including loans held for sale	$22,960	$23,084
Past-due loans 90 days and still accruing	$732	$109

(1)

Purchased credit impaired loans of $172.3 million accounted for under ASC 310-30 as of March 31, 2016, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(2)

Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of March 31, 2016 of approximately $25.9 million, primarily related to loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Table 10 – Allowance for Loan and Lease Losses

	Quarter Ended
(Dollars in thousands)	March 31,	December 31,	March 31,
	2016	2015	2015

Allowance for loan and lease losses, beginning of period	$240,710	$228,966	$222,395
Provision for loan and lease losses	21,053	33,633	32,970
Net (charge-offs) recoveries of loans:
Residential mortgage	(6,960)	(4,877)	(5,094)
Commercial mortgage	(529)	(1,967)	(3,730)
Commercial and Industrial	(3,479)	(2,824)	(3,895)
Construction	(74)	(4)	(398)
Consumer and finance leases	(12,596)	(12,217)	(16,184)
Net charge-offs	(23,638)	(21,889)	(29,301)
Allowance for loan and lease losses, end of period	$238,125	$240,710	$226,064

Allowance for loan and lease losses to period end total loans held for investment	2.61%	2.60%	2.38%
Net charge-offs (annualized) to average loans outstanding during the period	1.03%	0.95%	1.25%
Provision for loan and lease losses to net charge-offs during the period	0.89x	1.54x	1.13x

Table 11 – Net Charge-Offs to Average Loans

	Year Ended
	March 31, 2016	December 31,		December 31,		December 31,		December 31,
	(annualized)	2015		2014		2013		2012

Residential mortgage	0.84%	0.55%		0.85%		4.77%	(7)	1.32%

Commercial mortgage	0.14%	3.12%	(1)	0.84%		3.44%	(8)	1.41%

Commercial and Industrial	0.59%	1.23%	(2)	2.13%	(5)	3.52%	(9)	1.21%

Construction	0.18%	1.42%	(3)	2.76%		15.11%	(10)	10.49%

Consumer and finance leases	2.79%	2.85%		3.46%		2.76%		1.92%

Total loans	1.03%	1.65%	(4)	1.81%	(6)	4.01%	(11)	1.74%

(1) Includes net charge-offs totaling $37.6 million associated with the bulk sale of assets. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.77%.

(2) Includes net charge-offs totaling $20.6 million associated with the bulk sale of assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.38%.

(3) Includes net charge-offs totaling $3.3 million associated with the bulk sale of assets. The ratio of construction net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was (0.52)%.

(4) Includes net charge-offs totaling $61.4 million associated with the bulk sale of assets. The ratio of total charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 1.00%.

(5) Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral Financial in the second quarter of 2014. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral, was 1.95%.

(6) Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral in the second quarter of 2014. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral, was 1.74%.

(7) Includes net charge-offs totaling $99.0 million associated with the bulk loan sales. The ratio of residential mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales, was 1.13%.

(8) Includes net charge-offs totaling $54.6 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale in the first quarter of 2013. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale, was 0.45%.

(9) Includes net charge-offs totaling $44.7 million associated with the bulk sale of adversely classified commercial assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets, was 2.04%.

(10) Includes net charge-offs totaling $34.2 million associated with the bulk loan sales and the transfer of loans to held for sale. The ratio of construction loan net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales and the transfer of loans to held for sale, was 2.91%.

(11) Includes net charge-offs totaling $232.4 million associated with the bulk loan sales and the transfer of loans to held for sale. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales and the transfer of loans to held for sale, was 1.68%.

CONTACT:
First BanCorp.
John B. Pelling III, 305-577-6000 Ext. 162
Investor Relations Officer
john.pelling@firstbankpr.com